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EXHIBIT 99.3(a)

Distribution and Wholesaling Agreement
Between Pacific Mutual and
Pacific Mutual Distributors, Inc. ("PMD")


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                                                                   EXHIBIT 3(a)
                     DISTRIBUTION AND WHOLESALING AGREEMENT

         This Distribution and Wholesaling Agreement ("Agreement") is made as of ______________, 1996 by and between Pacific Mutual Life Insurance Company ("Pacific Mutual"), a California company on its own behalf and on behalf of its Separate Account B (the "Separate Account"), and Pacific Mutual Distributors, Inc. ("PMD"), a California corporation.

         WHEREAS, Pacific Mutual has established and maintains the Separate Account, a separate investment account, for the purpose of selling variable annuity contracts ("Contracts") to commence after the effectiveness of the Registration Statement relating thereto filed with the Securities and Exchange Commission on Form N-4 pursuant to the Securities Act of 1933, as amended (the "1933 Act"), through PMD, acting as general agent of Pacific Mutual;

         WHEREAS, the Separate Account is or will be registered as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act");

         WHEREAS, PMD, a wholly owned subsidiary of Pacific Mutual, is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and





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         WHEREAS, Pacific Mutual desires to retain PMD as the distributor and wholesaler of a proprietary Variable Annuity (the "Annuity") for Bank of America National Trust and Savings Association ("BofA") to provide for the sale and distribution to the public of the Annuity issued by Pacific Mutual and funded by interests in the General Account of Pacific Mutual and in the Separate Account, and PMD is willing to render such services.

         NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

         1. DISTRIBUTOR/UNDERWRITER. Pacific Mutual hereby appoints PMD, during the term of this Agreement, subject to the registration requirements of the 1933 Act and the 1940 Act and the provisions of the 1934 Act, to be the distributor and underwriter for the sale of the Annuity to the public in each state and other jurisdiction in which the Annuity may be lawfully sold. Pacific Mutual also appoints PMD as its independent general agent for sale of the Annuity. PMD shall offer the Annuity for sale and distribution at premium rates set by Pacific Mutual.

         Notwithstanding any other provision of this Agreement, it is understood and agreed that Pacific Mutual shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement, and for marketing of the Annuity ("Services and Duties", see below), and reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by PMD.

         2. SERVICES AND DUTIES. PMD as wholesaler and distributor of the Annuity will provide to Pacific Mutual the following services and will assume the following duties:





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         a)      develop a wholesaling network ("sub-wholesalers") or contract with sub-wholesalers which will sell and market the Annuity;

         b)      initial sub-wholesaler training;

         c)      oversee and supervise sub-wholesaler activities;

         d) actively participate in the initial marketing strategy (i.e. product roll-out) of the Annuity;

         e) representation at periodic training and due diligence meetings;

         f)      provide advanced market support;

         g) develop, design, create and produce all sales literature and promotional items and fulfillment of requests for sales literature;

         h)      provide sales reporting;

         i) provide consulting services to Pacific Mutual in connection with information concerning competitive products in the marketplace; and

         j)      provide the asset allocation model.

         3. SELLING AND SUB-WHOLESALING AGREEMENTS. PMD is hereby authorized to enter into separate written agreements, on such terms and conditions as PMD determines are not inconsistent with this Agreement, with such organizations which agree to participate as a general agent and/or broker-dealer in the distribution of the Annuity and to use their best efforts to solicit applications for the Annuity. Any such broker-dealer (hereinafter "Broker") shall be both registered as a broker-dealer under the 1934 Act and a member of the NASD. Except as provided in Section 5 hereof, PMD shall be responsible for ensuring that Broker





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and its agents or representatives and general agent and its sub-agents soliciting applications for the Annuity shall be duly and appropriately licensed, registered and otherwise qualified for the sale of such Annuity under the annuity and insurance laws and any applicable blue sky laws or federal laws of each state or other jurisdiction in which such Annuity may be lawfully sold and in which Pacific Mutual is licensed to sell such Annuity. Pacific Mutual shall undertake to appoint Broker's qualified agents or representatives and general agent's sub-agents as life insurance agents of Pacific Mutual, provided that Pacific Mutual reserves the right to appoint any proposed representative, agent, or sub- agent, or once appointed, to terminate such appointment.
Pacific Mutual shall incur the expenses to appoint the first 500 qualified agents or representatives and general agent's sub-agents as life insurance agents of Pacific Mutual and, as mutually agreed, contribute to the expense to appoint more than 500. PMD shall be responsible for ensuring that Broker and general agent supervise its agents, representatives or sub-agents.

         4. AGENTS. Pacific Mutual shall be responsible for ensuring that Broker and its agents or representatives and general agent and its sub-agents meet all qualifications and hold any licenses or authorizations that may be required for the solicitation or sale of the Annuity under the insurance laws of the applicable jurisdictions.

         5. SUITABILITY. Pacific Mutual desires to ensure that the Annuity will be sold to purchasers for whom the Annuity will be suitable. PMD shall take reasonable steps to ensure that the various representatives of Broker and sub-agents of general agents shall not make recommendations to an applicant to purchase an Annuity in the absence of reasonable grounds to believe the purchase of the Annuity is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information





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furnished to a representative or sub-agent after reasonable inquiry of such applicant concerning the applicant's other security holdings, retirement and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make any premium payments contemplated by the Annuity.

         6. CONFORMITY WITH REGISTRATION STATEMENT AND APPROVED SALES MATERIALS. In performing its duties as distributor, PMD will act in conformity with the registration statement and with the instructions and directions of Pacific Mutual, the requirements of the 1933 Act, the 1940 Act, and all other applicable federal and state laws and regulations. PMD shall not give any information nor make any representations concerning any aspect of the Annuity or of Pacific Mutual's operations to any persons or entity unless such information or representations are contained in the registration statement and the pertinent prospectus filed with the Securities and Exchange Commission, or are contained in sales or promotional literature approved by Pacific Mutual. PMD will not use and will take reasonable steps to ensure Broker will not use any sales promotion material and advertising which has not been previously approved by Pacific Mutual.

         7. APPLICATIONS. Completed applications for the Annuity solicited by such Broker through its agents or representatives or by general agent through its sub-agents shall be transmitted directly to Pacific Mutual. All payments under the Annuity shall be made by check payable to "Pacific Mutual" or by other method acceptable to Pacific Mutual, and if received by PMD, shall be held at all times in a fiduciary capacity and remitted promptly to Pacific Mutual. All such payments will be the property of Pacific Mutual. Pacific Mutual has the sole authority to approve or reject such applications or payments and maintains





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ultimate responsibility for underwriting each Annuity.  Anything in this
Agreement to the contrary notwithstanding, Pacific Mutual retains the ultimate right to control the sale of the Annuity and to appoint and discharge life insurance agents of Pacific Mutual.

         8. STANDARD OF CARE. PMD shall be responsible for exercising reasonable care in carrying out the provisions of this Agreement.

         9. REPORTS AND RECORDS. PMD shall be responsible for maintaining and preserving accurate records relating to matters pertaining to this Agreement and the Broker and general agent and their agents, representatives or sub-agents who are licensed, registered and otherwise qualified to sell the Annuity, as required by applicable laws and regulations, or as Pacific Mutual may reasonably request for its own recordkeeping or accounting purposes; calculating and furnishing the fees payable to Brokers or general agents; and for furnishing periodic reports to Pacific Mutual as to the sale of the Annuity made pursuant to this Agreement. The books, accounts and records of Pacific Mutual, the Separate Account and PMD shall be maintained so as to clearly and accurately disclose the nature and details of the transactions.

         10. INVESTIGATION AND PROCEDURES. PMD and Pacific Mutual agree to cooperate fully in any regulatory investigation or proceeding or judicial proceeding arising in connection with the Annuity distributed under this Agreement. PMD further agrees to furnish regulatory authorities with any information or reports in connection with such services which may be requested in order to ascertain whether the operations of Pacific Mutual and the Separate Account are being conducted in a manner consistent with applicable





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laws and regulations.  PMD and Pacific Mutual further agree to cooperate fully in any securities regulatory investigation or proceeding with respect to Pacific Mutual, PMD, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with any Annuity distributed under this Agreement. Without limiting the foregoing:

         (a) PMD will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by Pacific Mutual with respect to PMD or any agent, representative, or sub-agent of a Broker or general agent or which may affect Pacific Mutual's issuance of any Annuity sold under this Agreement; and

         (b) PMD will promptly notify Pacific Mutual of any customer complaint or notice of any regulatory investigation or proceeding received by PMD or its affiliates with respect to PMD or any agent, representative, or sub-agent of a Broker or general agent in connection with any Annuity distributed under this Agreement or any activity in connection with any such Annuity.

         In the case of a customer complaint, PMD and Pacific Mutual will cooperate in investigating such complaint and any response will be sent to the other party to this Agreement for approval not less than five (5) business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone, telegraph or telecopier.

         11. LITIGATION. PMD and Pacific Mutual represent and warrant that there are no legal or artibtral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending (or to the knowledge of PMD or Pacific Mutual)





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threatened, against PMD or Pacific Mutual in respect of this Agreement, or the transactions contemplated hereby, if adversely determined, could either individually or in the aggregate, have a material adverse effect.

         12. INDEMNIFICATION. Pacific Mutual hereby agrees to indemnify and hold harmless PMD and its officers and directors, and employees for any expenses (including legal expenses), losses, claims, damages, or liabilities incurred by reason of any untrue or alleged untrue statement or representation of a material fact or any omission or alleged omission to state a material fact required to be stated to make other statements not misleading, if made in reliance on any prospectus, registration statement, post-effective amendment thereof, or sales materials supplied or approved by Pacific Mutual or the Separate Account. Pacific Mutual shall reimburse each such person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, liability damage, or claim. However, in no case shall Pacific Mutual be required to indemnify for any expenses, losses, claims, damages or liabilities which have resulted from the willful misfeasance, bad faith, negligence, misconduct, or wrongful act of PMD.

         PMD hereby agrees to indemnify and hold harmless Pacific Mutual, its officers, directors, and employees, and the Separate Account for any expenses, losses, claims, damages, or liabilities arising out of or based upon any of the following in connection with the offer or sale of any Annuity: (1) except for such statements made in reliance on any prospectus, registration statement or sales material supplied or approved by Pacific Mutual or the Separate Account, any untrue or alleged untrue statement or representation made; (2) any





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failure to deliver a currently effective prospectus;  (3) the use of any unauthorized sales literature by any officer, employee, agent, or sub-agent of PMD, Broker or general agent; or (4) any willful misfeasance, bad faith, negligence, misconduct or wrongful act. PMD shall reimburse each such person for any legal or other expenses, reasonably incurred in connection with investigating or defending any such loss, liability, damage or claim.

         Promptly after receipt by a party entitled to indemnification ("Indemnified Party") of notice of the commencement of any action, if a claim for indemnification in respect thereof is to be made against Pacific Mutual or PMD ("Indemnifying Party") such Indemnified Party will notify Indemnifying Party in writing of the commencement thereof, but failure to notify the Indemnifying Party of any claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of this Agreement contained in this Section 12. The Indemnifying Party will be entitled to participate in the defense of the Indemnified Party, but such participation will not relieve such Indemnifying Party of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses incurred by such Indemnified Party in defending himself.

         13. AGENT OF PACIFIC MUTUAL OR SEPARATE ACCOUNT. Any person, even though also an officer, director, employee, or agent of PMD, who may be or become an officer, director, employee, or agent of Pacific Mutual or the Separate Account shall be deemed, when rendering services to Pacific Mutual or the Separate Account or acting in any business of Pacific Mutual or the Separate Account, to be rendering such services to or acting solely for Pacific Mutual or the Separate Account and not as an officer, director, employee, or agent





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or one under the control or direction of PMD even though paid by PMD.
Likewise, any person even though also an officer, director, employee, or agent of Pacific Mutual or the Separate Account, who may be or become an officer, director, employee, or agent of PMD shall be deemed when rendering services to PMD or acting in any business of PMD to be rendering such services to or acting solely for PMD and not as an officer, director, employee, or agent or one under the control or direction of Pacific Mutual or the Separate Account even though paid by Pacific Mutual or the Separate Account.

         14. BOOKS AND RECORDS. It is expressly understood and agreed that all documents, reports, records, books, files and other materials relating to this Agreement and the services to be performed hereunder shall be the sole property of Pacific Mutual and the Separate Account and that any such property held by PMD shall be held by PMD only as agent, during the effective term of this Agreement. This material shall be delivered to Pacific Mutual upon the termination of this Agreement free from any claim or retention of rights by PMD. During the term of this Agreement and for a period of three years from the date of termination of this Agreement, PMD will not disclose or use any records or information and will regard and preserve as confidential all information related to the business of Pacific Mutual or the Separate Account that may be obtained by PMD from any source as a result of this Agreement and will disclose such information only if Pacific Mutual or the Separate Account has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities. PMD further acknowledges and agrees that, in the event of a breach or threatened breach by it of the provisions of this Section 14, Pacific





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Mutual will have no adequate remedy in moneys or damages and, accordingly,
Pacific Mutual shall be entitled in its discretion to seek an injunction against such breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedy in the event of a breach of a provision of this Agreement.

         15. EMPLOYEES. PMD will not employ, except with the prior written approval of the Commissioner of Insurance of the State of California, in any material connection with the handling of the Separate Account's assets any person who, to the knowledge of PMD:

         a) in the last ten (10) years has been convicted of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of Section 1341, 1342, or 1343 of Title 18, United States Code; or

         b) within the last ten (10) years has been found by any state regulatory authority to have violated or has acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or

         c) within the last ten (10) years has been found by any federal or state regulatory authorities to have violated or have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.

         16. TERMINATION. This Agreement shall terminate automatically upon its assignment without the prior written consent of both parties. This Agreement may be terminated at any time, for any reason, by either party on sixty (60) days' written notice to the





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other party, without the payment of any penalty.  Upon termination of this
Agreement, all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on premiums subsequently received for the Annuity in effect at time of termination, and the agreements contained in Section 10 and 11 hereof.

         17. REGULATION. This Agreement shall be subject to the provisions of the 1940 Act and the 1934 Act and the rules, regulations and rulings thereunder, and of the applicable rules and regulations of the NASD, and applicable state insurance law and other applicable law, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

         18. INDEPENDENT CONTRACTOR. PMD shall act as an independent contractor and nothing herein contained shall constitute PMD or its agents, officers or employees as agents, officers, or employees of Pacific Mutual in connection with the sale of any Contract.

         19. AUTHORITY. Wholesaler shall have no authority on behalf of Pacific Mutual to:

         (a) Have any contact with potential or existing purchasers of the Annuities other than in the presence of the client's registered representative;

         (ii)    Make, alter, modify or discharge any Annuity;

         (iii) Incur any indebtedness or liability, or expend or contract for expenditure of any funds on behalf of Pacific Mutual or the Annuity;

         (iv) Extend the time for payment of any premiums, bind Pacific Mutual to reinstate any terminated Annuity, or accept notes for payment of premiums;





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         (v)     Waive or modify any terms, conditions or limitations of any
Annuity;

         (vi) Adjust or settle any claim or commit Pacific Mutual with respect thereto; or

         (vii) Institute or file any response to any legal proceeding in connection with any matter pertaining to the Annuities on behalf of Pacific Mutual without the prior written consent of Pacific Mutual (except that if Wholesaler itself is named as a party in such proceedings it may enter into legal proceedings on Wholesaler's behalf without the written consent of Pacific Mutual.)

         20. NOTICES. Notices of any kind to be given to PMD by Pacific Mutual or the Separate Account shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to PMD at 700 Newport Center Drive, Newport Beach, California 92660, or at such other address or to such individual as shall be specified by PMD. Notices of any kind to be given to Pacific Mutual or the Separate Account shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to them at 700 Newport Center Drive, Post Office Box 9000, Newport Beach, California 92660, or at such other address or to such individual as shall be specified by Pacific Mutual.

         21. ENTIRE AGREEMENT AMENDMENTS. This Agreement (a) sets forth the entire understanding of the parties with respect to the subject matter hereof; (b) incorporates and merges any and all previous agreements, understandings, and communications, oral or written; and (c) may not be modified, amended, or waived except by a written instrument duly executed by the party against whom such modification, amendment or waiver is sought to be enforced.





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         22.     COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         23. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with an governed by the laws of the State of California. If any provisions of this Agreement shall be held or made invalid by a court decision, statute rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PACIFIC MUTUAL LIFE INSURANCE COMPANY




By:      --------------------------------
Title:

ATTEST:


By:      --------------------------------
Title:


PACIFIC MUTUAL DISTRIBUTORS, INC.


By:      --------------------------------
Title:

By:      --------------------------------
Title:





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